                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

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         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                LOUISIANA-PACIFIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

[LOGO]

        LOUISIANA-PACIFIC CORPORATION       Proxy Statement and
        111 S.W. Fifth Avenue               Notice to Stockholders of
        Portland, Oregon 97204              ANNUAL MEETING
        (503) 221-0800                      MAY 5, 1997

                                                                  March 24, 1997

Dear Stockholder:

    On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Monday, May 5, 1997, at 9:30 a.m. at The Benson Hotel, 309 S.W. Broadway, Portland, Oregon. Your Board of Directors and I look forward to greeting personally those stockholders able to be present.

    At this year's meeting, in addition to the election of three directors, you will be asked to vote upon approval of an incentive stock award plan and the approval of performance goals for annual cash incentive awards. The latter two items are intended to implement a new compensation strategy which is designed to reinforce L-P's business organization and direction and to attract and retain management talent with compensation that is competitive and aligned with stockholder interests. Your Board of Directors unanimously recommends a vote FOR each of these proposals.

    Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date, and mail the enclosed proxy at your earliest convenience.

    The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

[SIGNATURE]

Mark A. Suwyn
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    On written request, Louisiana-Pacific will provide, without charge, a copy of the Corporation's Form 10-K Report for 1996 filed with the Securities and Exchange Commission (including the financial statements and the schedules thereto and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of the Corporation's common stock on March 13, 1997, the record date for the 1997 annual meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The reports will be available for mailing in April 1997. Requests should be sent to: Director of Corporate Communications, Louisiana-Pacific Corporation, 111 S.W. Fifth Avenue, Portland, Oregon 97204.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
Voting Procedure...........................................................................................           4

Item 1 -- Election of Directors............................................................................           4
  Nominees.................................................................................................           4
  Continuing Directors.....................................................................................           5
  Retiring Director........................................................................................           6
  Board and Committee Meetings.............................................................................           6
  Audit Committee..........................................................................................           6
  Compensation Committee -- Interlocks and Insider Participation...........................................           6
  Environmental Affairs Committee..........................................................................           7
  Nominating Committee; Nominations for Director...........................................................           7

Item 2 -- Approval of Stock Award Plan.....................................................................           8
  Background...............................................................................................           8
  Administration...........................................................................................           8
  Types of Awards Permitted................................................................................           9
  Certain Adjustments; Tax Consequences....................................................................          10
  Grants of Awards.........................................................................................          10
  Stockholder Approval.....................................................................................          11

Item 3 -- Approval of Performance Goals for Annual Cash Incentive Awards...................................          12
  Background...............................................................................................          12
  Description of Performance Goals.........................................................................          12
  Awards...................................................................................................          13
  Stockholder Approval.....................................................................................          13

Other Business.............................................................................................          14

Holders of Common Stock....................................................................................          15

Executive Compensation.....................................................................................          16
  Compensation Committee Report............................................................................          16
  Performance Graph........................................................................................          18
  Compensation of Executive Officers.......................................................................          19
  Management Transactions..................................................................................          21
  Directors' Compensation..................................................................................          21
  Agreements with Executive Officers.......................................................................          21

Stockholder Proposals......................................................................................          23

Section 16(a) Beneficial Ownership Reporting Compliance....................................................          23

Relationship with Independent Public Accountants...........................................................          23

General....................................................................................................          24

Exhibit A -- 1997 Incentive Stock Award Plan...............................................................         A-1

                         LOUISIANA-PACIFIC CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 5, 1997

    The Annual Meeting of Stockholders of Louisiana-Pacific Corporation ("L-P") will be held at The Benson Hotel, 309 S.W. Broadway, Portland, Oregon, on Monday, May 5, 1997, at 9:30 a.m., local time, to consider and vote upon the following matters:

    1.  Election of three Class III directors.

    2.  Approval of 1997 Incentive Stock Award Plan.

    3.  Approval of performance goals for annual cash incentive awards.

    Only stockholders of record at the close of business on March 13, 1997, are entitled to notice of and to vote at the meeting.

                                          ANTON C. KIRCHHOF, SECRETARY

Portland, Oregon
March 24, 1997

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN ORDER THAT YOUR STOCK MAY BE VOTED IN ACCORDANCE WITH THE TERMS OF THE PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                PROXY STATEMENT

    Louisiana-Pacific Corporation, a Delaware corporation ("L-P"), is soliciting proxies on behalf of its Board of Directors to be voted at the 1997 Annual Meeting of Stockholders (including any adjournment of the meeting). This proxy statement and the accompanying proxy card are first being sent to stockholders on approximately March 24, 1997.

                                VOTING PROCEDURE

    A proxy card is enclosed for your use. To vote by proxy, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States.

    You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors -- FOR items 1 through 3 listed on the notice of annual meeting.

    If you return a proxy card, you may revoke it (i) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of L-P at any time before the meeting, or (ii) by voting in person at the annual meeting.

    If you participate in the Automatic Dividend Reinvestment Plan offered by First Chicago Trust Company of New York, all the shares held for your account in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account under the plan will not be voted.

    Only stockholders of record at the close of business on March 13, 1997, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 109,381,671 shares of common stock, $1 par value ("Common Stock"), outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading "Holders of Common Stock" below.

    The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to L-P except (i) in the case of communications intended for management, (ii) in the event of certain contested matters, or (iii) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES

    All of the nominees for the board positions to be voted on at the meeting are now members of the Board of Directors. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2000. The nominees are:

ARCHIE W. DUNHAM                                  NOMINEE FOR TERM EXPIRING 2000

    Archie W. Dunham, age 58, became a director of L-P in 1996. He is Chief Executive Officer and director of Conoco, Inc., and an Executive Vice President and director of its parent, E. I. du Pont de Nemours and Company. He has served in various senior executive positions with Conoco, Inc., and its parent for more than five years.

BONNIE GUITON HILL                                NOMINEE FOR TERM EXPIRING 2000

    Bonnie Guiton Hill, age 55, has been a director of L-P since 1993. Ms. Hill is President and Chief Executive Officer of the Times Mirror Foundation and Vice President of Times Mirror Company. Previously, Ms. Hill was Dean of the McIntire School of Commerce at the University of Virginia from July 1992 to January 1997. From February 1991 to July 1992, she was Secretary of the California State and Consumer Services Agency. Formerly, she served as Assistant Secretary for Vocational and Adult Education in the United States Department of Education. Ms. Hill is also a director of AK Steel Corporation, Crestar Financial Services, Hershey Foods Corporation, Niagara Mohawk Power Corporation, and NASD Regulation, Inc.

MARK A. SUWYN                                     NOMINEE FOR TERM EXPIRING 2000

    Mark A. Suwyn, age 54, became Chairman and Chief Executive Officer of L-P and was elected to fill a vacancy on its Board of Directors effective January 2, 1996. Mr. Suwyn was Executive Vice President of International Paper Company from 1992 through 1995. Previously, he was Senior Vice President of E. I. du Pont de Nemours and Company.

    YOUR SHARES REPRESENTED BY A PROPERLY COMPLETED AND RETURNED PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES UNLESS AUTHORITY TO VOTE IS WITHHELD. If any of the nominees becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors.

    The three nominees receiving the highest total number of votes will be elected. Shares not voted for the election of directors, whether because authority to vote is withheld, because the record holder fails to return a proxy, because the broker holding the shares does not vote on such issue or otherwise, will not count in determining the total number of votes for each nominee.

CONTINUING DIRECTORS

    The current members of the Board of Directors, whose terms of office will continue beyond the 1997 Annual Meeting of Stockholders, are:

WILLIAM C. BROOKS                                      CURRENT TERM EXPIRES 1998

    William C. Brooks, age 63, became a director of L-P in 1996. He is Vice President, Corporate Affairs for General Motors Corporation, a position he has held for more than five years. Mr. Brooks was Assistant Secretary of Labor for the Employment Standards Association from July 1989 to December 1990.

PIERRE S. DU PONT                                      CURRENT TERM EXPIRES 1999

    Pierre S. du Pont, age 62, has been a director of L-P since August 1991. He is a partner in the Wilmington, Delaware, law firm of Richards, Layton & Finger. He is a former governor of Delaware and a former member of the United States House of Representatives. Gov. du Pont is also a director of Northwestern Mutual Life Insurance Co. and Whitman Corporation.

WILLIAM E. FLAHERTY                                    CURRENT TERM EXPIRES 1999

    William E. Flaherty, age 64, was nominated by the Board of Directors in March 1996 to fill a vacancy on the Board. Mr. Flaherty is Chairman of the Board and a director of Horsehead Resource Development Co., Inc., Horsehead Industries, Inc., Great Lakes Labor Corporation, and Zina Corporation of America.

DONALD R. KAYSER                                       CURRENT TERM EXPIRES 1999

    Donald R. Kayser, age 66, a private investor, served as interim Chairman and Chief Executive Officer of L-P from July 28, 1995, to January 1, 1996, and then served as a consultant to L-P through April 1996. Mr. Kayser retired from his former position as Executive Vice President and Chief Financial Officer of Morrison Knudsen Corporation in 1990. He was Senior Vice President and Chief Financial Officer of Allied Signal Inc. until July 1988. Mr. Kayser was an executive officer of L-P until 1982 and has been a director of L-P since 1972. Mr. Kayser is also a director of Guy F. Atkinson Company of California.

LEE C. SIMPSON                                         CURRENT TERM EXPIRES 1998

    Lee C. Simpson, age 62, became President and Chief Operating Officer of L-P on an interim basis (a position he held until March 1996) and was elected to fill a vacancy on the Board of Directors in July 1995. He was previously an executive officer of L-P from 1972 until his retirement in 1991, and he served as a director of L-P from 1972 until 1993.

CHARLES E. YEAGER                                      CURRENT TERM EXPIRES 1998

    Charles E. Yeager, age 74, is a retired Brigadier General, United States Air Force. Gen. Yeager has been a director of L-P since 1984.

RETIRING DIRECTOR

    The following director will retire at the 1997 annual meeting:

FRANCINE I. NEFF                                         RETIRING EFFECTIVE 1997

    Francine I. Neff, age 71, has served as a director of L-P since 1984. She is Vice President of Nets, Inc., a private investment corporation. Mrs. Neff is also a director of D.R. Horton, Inc. and serves on the advisory board of E-Systems, Inc. She was formerly Treasurer of the United States and National Director of the U.S. Savings Bonds Division.

BOARD AND COMMITTEE MEETINGS

    During 1996, the Board of Directors held four regular quarterly meetings and five special telephone conference meetings. Each director attended at least 75 percent of the total number of the meetings of the board and the meetings held by all committees of the board on which he or she served during 1996.

AUDIT COMMITTEE

    The Board of Directors has an Audit Committee currently consisting of Ms. Hill, Chair, Mr. Brooks, Mr. Flaherty, Mr. Simpson, and Gen. Yeager. During 1996, the Audit Committee held two meetings. The Audit Committee reviews and reports to the board with respect to various auditing and accounting matters, including the selection of independent public accountants for L-P, the scope of audit procedures, the services to be performed by and the fees to be paid to L-P's independent public accountants, the performance of such accountants and of L-P's internal auditors, and the accounting practices of L-P.

COMPENSATION COMMITTEE -- INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has a Compensation Committee currently consisting of the following directors: Mr. Flaherty, Chair, Mr. Brooks, Ms. Hill, and Gen. Yeager. During a portion of 1996, Gov. du Pont, Mr. Kayser, and Mrs. Neff also served on the Compensation Committee. Mr. Kayser was an executive officer of L-P until 1982 and for a portion of 1995 and 1996 during which time he was not a member of the Compensation Committee.

    The Compensation Committee held six meetings during 1996, two of which were telephone conference meetings. The Compensation Committee's functions are to make awards under and to administer
L-P's Key Employee Restricted Stock Plan, to administer L-P's 1984 and 1991 Employee Stock Option Plans with respect to the participation of employees who are officers or directors of L-P, including the granting of stock options to those employees, to administer the performance-related bonus plan for L-P's chief executive officer, and to consider and make recommendations to the board regarding all other forms of compensation for L-P's executive officers, including salaries and bonuses. The Compensation Committee will also have responsibility for administering the 1997 Incentive Stock Award Plan and the performance goals for cash incentive award opportunities if those items (described below) are approved by stockholders at the meeting.

    During 1996, L-P paid $324,000 to the law firm of Richards, Layton & Finger (in which Gov. du Pont is a partner) for legal services, including an advance of legal expenses incurred by the individual directors of L-P who were named as defendants in derivative lawsuits filed by stockholders of L-P (Gov. du Pont, Ms. Hill, Mr. Kayser, Mrs. Neff, and Gen. Yeager). The lawsuits seek damages for alleged mismanagement and breach of fiduciary duties related to various other legal proceedings against L-P.

    Information concerning executive compensation is set forth below under the caption "Executive Compensation."

ENVIRONMENTAL AFFAIRS COMMITTEE

    The Board of Directors has an Environmental Affairs Committee, consisting of Gov. du Pont, Chair, Mr. Dunham, Mr. Kayser, Mrs. Neff, and Mr. Suwyn. The Environmental Affairs Committee, which met three times during 1996, is responsible for reviewing the effectiveness of L-P's environmental compliance program.

NOMINATING COMMITTEE; NOMINATIONS FOR DIRECTOR

    The Board of Directors has a Nominating Committee consisting of Mr. Kayser, Chair, Mr. Dunham, Gov. du Pont, Mrs. Neff, and Mr. Suwyn. During 1996, the Nominating Committee held three meetings. The Nominating Committee is authorized to establish procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors criteria for membership on the Board of Directors, policies on the size and composition of the board, candidates for director, and the composition of board committees. It will consider stockholders' recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to L-P to the attention of the Chairman of the Nominating Committee.

    L-P's bylaws provide that nominations for election to the Board of Directors may be made by the board or by any stockholder entitled to vote for the election of directors. Notice of a stockholder's intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the corporation and must include the name and address of the stockholder and each proposed nominee, a representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of any arrangements or understandings pursuant to which the nominations are to be made, the consent of each proposed nominee to serve as a director if elected, and such other information regarding each nominee as would be required to be included in L-P's proxy statement had the person been nominated by the Board of Directors. With respect to an election to be held at an Annual Meeting of Stockholders, such notice must be given at least 60 days in advance of the meeting or, if the meeting is held on a date other than the first Friday in May, within 10 days after the first public disclosure of the meeting date.

                     ITEM 2 -- APPROVAL OF STOCK AWARD PLAN

BACKGROUND

    In 1996, the Board of Directors, the Compensation Committee, and management began reviewing
L-P's overall executive compensation practices; this process ultimately resulted in approval of a new executive compensation strategy in January 1997. The principal goals of the new compensation strategy are (i) to reinforce L-P's business organization and direction; (ii) to be sufficiently competitive to attract and retain management talent, and (iii) to provide compensation that is performance-based and aligned with stockholder interests. To accomplish these objectives, the strategy contemplates a program with three principal elements in addition to base salary: (1) annual stock option grants, (2) annual performance-contingent awards of stock, and (3) annual cash incentive opportunities. In order to implement the first two of these elements, the Board of Directors has adopted, subject to stockholder approval, the 1997 Incentive Stock Award Plan ("Stock Award Plan"). In order to implement the final element of the strategy, annual cash incentive award opportunities, the Board of Directors has adopted a cash incentive award plan, the performance goals for which are discussed below under "Item 3 -- Approval of Performance Goals for Annual Cash Incentive Awards."

    The Stock Award Plan, a copy of which is attached to this proxy statement as Exhibit A and by this reference incorporated herein, authorizes the Compensation Committee of the Board of Directors to grant awards from time to time covering up to an aggregate maximum of 5 million shares of Common Stock, subject to adjustment as provided in the plan. Awards may take the form of stock options or performance-contingent awards of stock, both of which are contemplated by the compensation strategy recently adopted by the Board of Directors and Compensation Committee. In addition, awards of stock under the plan may take a variety of other forms, as may be determined from time to time by the Compensation Committee, in order to provide the Compensation Committee with flexibility to meet future compensation needs and to react to changing compensation practices in the marketplace.

    The purpose of the Stock Award Plan is to promote the long-term interests of L-P and its stockholders by enabling L-P to attract, retain, and reward key employees, and to strengthen the mutuality of interests between its employees and stockholders. Officers and other key employees of L-P and its subsidiaries (including employees who may also be directors of L-P or a subsidiary) who, in the judgment of the Compensation Committee, are or will be contributors to the long-term success of L-P will be eligible to receive awards under the Stock Award Plan.

ADMINISTRATION

    The Stock Award Plan will be administered by the Compensation Committee, which will have full authority to administer the Stock Award Plan in its sole discretion. The Compensation Committee will select the participants in the Stock Award Plan, determine the types of awards to be granted to participants, determine the number of shares or share units subject to such awards, and determine the terms and conditions of individual award agreements. The Compensation Committee has the authority to interpret the Stock Award Plan, to establish, amend, and revoke any rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration. The Stock Award Plan is effective March 1, 1997, subject to approval by stockholders, and will remain in effect until awards have been granted covering all available shares thereunder and all outstanding awards under the Stock Award Plan have been exercised, settled, or terminated, or until the Stock Award Plan is otherwise terminated by the Board of Directors. Awards currently outstanding under L-P's 1991 and 1984 Employee Stock Option Plans and Key Employee Restricted Stock Plan will not be affected by the Stock Award Plan, except that no further stock options or restricted stock awards will be granted under any of such existing plans after the date the Stock Award Plan is approved by L-P's stockholders.

TYPES OF AWARDS PERMITTED

    As determined by the Compensation Committee, awards under the Stock Award Plan may consist of (i) stock options (either incentive stock options or non-statutory stock options), (ii) stock appreciation rights, (iii) performance shares, (iv) restricted stock grants (up to an aggregate maximum of 1 million shares of Common Stock), and (v) other stock-based awards. Each award under the Stock Award Plan will be non-transferable, other than by will or the laws of descent and distribution, provided that the Compensation Committee, in its discretion, may include in any award agreement a provision that the award is transferable to immediate family members or to a trust for the benefit of or a partnership composed solely of such family members. Also, the Compensation Committee may, in its discretion, include in any award agreement a provision that upon the effective date of a change in control of L-P, as that term may be defined in the award agreement, all or a specified portion of the award will become fully vested, will be terminated, or may be converted into shares of an acquiror.

    In the case of stock options granted under the Stock Award Plan, each option must be granted at or above 100 percent of Fair Market Value (defined as the closing price on the principal exchange on which Common Stock is traded) of the shares of Common Stock subject to such option on the date of grant. On March 13, 1997, the closing price for a share of Common Stock on the New York Stock Exchange was $21 1/8. Stock options will be exercisable for such period as may be specified by the Compensation Committee, not in excess of ten years after date of grant. The number of shares of Common Stock subject to options and stock appreciation rights granted under the Stock Award Plan to any individual participant during any one-year period may not exceed 300,000 shares. The Compensation Committee may, in its discretion, include in an award agreement a provision that, in the event previously acquired shares of Common Stock are used by the participant in payment of either the option exercise price or tax withholding obligations, the participant would automatically be granted a replacement or reload option for a number of shares equal to all or a portion of the shares surrendered.

    Performance shares may be granted in the form of actual shares of Common Stock, or in share units having a value equal to shares of Common Stock. An award of performance shares will be granted subject to such terms and conditions set forth in the award agreement as the Compensation Committee deems appropriate including, without limitation, the condition that the performance shares will vest only in the event specified performance goals are met within a specified performance period. The maximum number of shares issuable to any individual participant with respect to performance share awards in any one-year period may not exceed 100,000 shares of Common Stock. In the case of performance share awards granted to executive officers, the performance goals may relate to corporate performance, business unit performance, or a combination of both. Corporate performance goals will be based on financial performance goals related to the performance of L-P as a whole, and may include one or more measures related to earnings, profitability, efficiency, or return to stockholders, such as earnings per share, operating profits, stock price, costs of production, or other measures. Business unit performance goals will be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a participant has responsibility. Strategic goals for a business unit may include one or a combination of objective factors relating to success in implementing strategic plans or initiatives, introducing products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more objective measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures. Any corporate or business unit goals may be expressed as absolute amounts or as ratios or percentages. Success in achieving such goals may be measured against various standards, including budget targets, improvement over prior periods, and performance relative to other companies, business units, or industry groups.

    Restricted stock awards may be granted in the form of actual shares of Common Stock or share units having a value equal to shares of Common Stock. Restricted stock awards will be subject to such terms and conditions as the Compensation Committee deems appropriate, including provisions that such restricted stock or stock units be forfeited upon termination of a participant's employment for specified reasons within a specified period of time or upon other conditions as set forth in the award agreement. Awards of restricted stock are subject to the further limitation that the aggregate number of shares of Common Stock that may be issued pursuant to restricted stock awards under the Stock Award Plan will not exceed 1 million shares.

    The Compensation Committee may also grant other awards under the Stock Award Plan pursuant to which shares are or may in the future be acquired, or awards may be denominated and measured by share equivalent units, including awards valued using measures other than market value. For any stock-based awards granted to executive officers that condition vesting of such awards in whole or in part on attaining performance goals, the performance goals shall be the same as described above with respect to performance share awards.

CERTAIN ADJUSTMENTS; TAX CONSEQUENCES

    In the event of any change in capitalization affecting L-P Common Stock, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other form of reorganization, or other distribution in respect of Common Stock other than regular cash dividends, the Compensation Committee may make such substitution or adjustment, if any, that it deems to be equitable as to the number and kind of shares or other securities issued or reserved for issuance pursuant to the Stock Award Plan, to the limits on awards to individual participants, and to outstanding awards under the Stock Award Plan.

    The federal income tax consequences of the Stock Award Plan for L-P and the participants will depend upon the types of awards that are granted from time to time. In the case of non-statutory stock options, in general, a participant would recognize ordinary compensation income and L-P would be entitled to a deduction at the time of exercise in an amount equal to the difference between the value of the shares subject to the option at the date of exercise and the exercise price. In the case of performance-contingent awards, in general, the participant would be required to recognize ordinary compensation income, and L-P would be entitled to a deduction at the date or dates, if any, that shares vest in an amount equal to the value of such shares at the date of vesting. The information in this proxy statement concerning federal income tax consequences is intended only for the general information of stockholders. Participants in the Stock Award Plan should consult their own tax advisors as federal income tax consequences may depend upon the particular terms of individual awards and the specific circumstances of individual participants.

GRANTS OF AWARDS

    The new compensation strategy adopted by the Compensation Committee and the Board of Directors contemplates that if the Stock Award Plan is approved by stockholders, executive officers and senior management will be eligible to receive annual grants of non-statutory stock options. If stockholders approve the Stock Award Plan, the Compensation Committee intends to consider granting stock options to executive officers and other senior management employees later in 1997. In general, it is intended that each participant would receive annually an option with a value at date of grant (using the Black-Scholes valuation model) equal to a percentage of the executive's salary. The specific percentage would be determined based upon the executive's grade level and individual performance level, with a target range for executive officers of 60 to 115 percent of salary, although depending on circumstances, the actual awards may range from zero to approximately one and one-half times the target amount. Such options would become exercisable over a period of three years.

    In addition, the Compensation Committee intends to make annual grants of performance-contingent awards to executive officers and senior management. Each annual grant would entitle the participant to receive a number of shares of L-P Common Stock determined by comparing L-P's cumulative total stockholder return to the mean total stockholder return of five other forest products companies (all of which are included in the Standard & Poor's Paper & Forest Products group) for the four-year period beginning on the date of grant. Targeted award levels ranging from 40 to 60 percent of salary would be payable to the executives if L-P's total stockholder return is a specified percentage above the total stockholder return of the specified comparison group. Depending upon L-P's four-year total stockholder return in comparison to the group, the actual number of shares issued could range from zero to 200 percent of the targeted amount. Of the shares earned, 50 percent would be paid at the end of the four-year period, and 50 percent would remain subject to forfeiture for an additional two years if the participant leaves L-P's employment within the two-year restriction period.

    The initial performance-contingent awards based on total stockholder return that have been approved (in the case of the chief executive officer) or are anticipated to be approved (in the case of other executive officers), in each case subject to stockholder approval of the Stock Award Plan, are as follows:

                                                NEW PLAN BENEFITS
------------------------------------------------------------------------------------------------------------------
NAME & TITLE1                                                                            TARGET NUMBER OF SHARES2
---------------------------------------------------------------------------------------  -------------------------
Mark A. Suwyn .........................................................................             19,500
  Chairman and Chief Executive Officer

Michael D. Hanna ......................................................................              6,700
  Executive Vice President

J. Keith Matheney .....................................................................              3,800
  Vice President, Sales and Marketing

William L. Hebert .....................................................................              3,700
  Vice President, Treasurer and Controller

All executive officers as a group......................................................             51,100

------------------------

(1) No shares were awarded to the other executives named in the Summary Compensation Table below.

(2) Awards of options have not been determined and are not presently determinable. The amounts shown represent awards of performance shares only. The number of shares indicated represents a target amount. The actual number of shares issued may vary from none to twice the target amount, depending upon L-P's total stockholder return in relation to the comparison group.

STOCKHOLDER APPROVAL

    Approval of the terms of the Stock Award Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting, in person or by proxy, and entitled to vote on such approval. Shares of Common Stock for which a proxy is returned, but which are not voted for approval of the Stock Award Plan (by voting against the proposal, by abstaining, or because a broker or nominee holding the shares did not vote on such issue), will all have the same effect as voting against the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL OF THE STOCK AWARD PLAN.

                    ITEM 3 -- APPROVAL OF PERFORMANCE GOALS
                        FOR ANNUAL CASH INCENTIVE AWARDS

BACKGROUND

    As described above under "Item 2 -- Approval of Stock Award Plan," the Board of Directors and Compensation Committee have recently adopted a new overall executive compensation strategy, one element of which will be annual cash incentive opportunities based upon meeting or exceeding performance goals. In order to implement this element of the strategy, the Compensation Committee has approved an annual cash incentive award plan ("Cash Incentive Award Plan").

    Under Section 162(m) of the Internal Revenue Code, certain performance-based compensation which is approved by stockholders is not subject to the $1 million limit on deductibility applicable to certain other compensation. The Board of Directors has therefore decided to request the stockholders to approve performance goals under the Cash Incentive Award Plan insofar as they relate to incentive awards for persons who are executive officers of L-P.

DESCRIPTION OF PERFORMANCE GOALS

    Performance goals for cash incentive awards may relate to (i) corporate performance, (ii) business unit performance, and/or (iii) individual performance. Initially, it is intended that 50 percent of the maximum amount of an annual award opportunity would be dependent upon satisfaction of corporate performance goals, and 50 percent would be dependent upon satisfaction of business unit and/or individual performance goals. The percentage dependent upon various types of performance goals may, however, vary from time to time in the future, as determined by the Compensation Committee.

    The business criteria on which corporate performance goals will be based may include various financial performance goals related to the performance of L-P as a whole. These may include one or more objective measures related to earnings, profitability, efficiency, or return to stockholders, and may include earnings, earnings per share, operating profit, stock price, costs of production, or other measures, whether expressed as absolute amounts, as ratios, or percentages of other amounts. Success may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or industry groups.

    The business criteria on which individual performance goals are based may include goals related to success in developing and implementing particular tasks assigned to an individual executive. These goals, therefore, will naturally vary depending upon the responsibilities of individual executives and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems.

    The business criteria on which business unit performance goals are based may include a combination of financial goals and strategic goals related to the performance of an identified business unit for which an executive has responsibility. Strategic goals for a business unit may include one or a combination of objective factors related to success in implementing strategic plans or initiatives, introducing products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures, whether expressed as absolute amounts or as ratios or percentages, which may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or business units.

    As described above, it is anticipated that performance goals and formulas will be established annually relating to performance for the current year. The persons eligible to receive cash incentive award opportunities granted by the Compensation Committee are the executive officers of L-P. Other management personnel may also be eligible for cash incentive award opportunities as determined by their supervisors. In no year would the total cash incentive payout for any person exceed $1,250,000.

AWARDS

    For 1997, the target amounts of initial cash incentive award opportunities are expected to be based upon the salary of each of the participants, ranging from approximately 40 to 70 percent of base salary. Depending upon the extent to which performance goals are met, the actual amount paid may range from zero to 150 percent of the target amount. The performance goals for each executive are expected to be based 50 percent on L-P's earnings per share and 50 percent on objective individual and business unit goals that are unique to each of the participants. Satisfaction of the performance goals will be determined by the Compensation Committee following the end of 1997 and cash payments, if any, will be made within 30 days after the determination of the amount of the award. The targeted amounts of award opportunities for 1997 that have been approved (in the case of the chief executive officer) or are expected to be approved (in the case of other executive officers), in each case subject to stockholder approval of performance goals, are as follows:

                                                NEW PLAN BENEFITS
------------------------------------------------------------------------------------------------------------------
NAME & TITLE1                                                                                     TARGET AMOUNT2
-----------------------------------------------------------------------------------------------  -----------------
Mark A. Suwyn .................................................................................    $     480,000
  Chairman and Chief Executive Officer
Michael D. Hanna3 .............................................................................    $     154,000
  Executive Vice President
J. Keith Matheney .............................................................................    $     100,000
  Vice President, Sales and Marketing
William L. Hebert .............................................................................    $      77,500
  Vice President, Treasurer and Controller
All executive officers as a group..............................................................    $   1,179,500

------------------------

1   No awards were granted to the other executives named in the Summary
     Compensation Table below.

2   Depending on satisfaction of performance goals, the amount paid may range from zero to 150 percent of the amount shown.

3 Under his employment agreement, Mr. Hanna is entitled to a bonus of at least $220,000. See "Executive Compensation -- Agreements with Executive Officers."

STOCKHOLDER APPROVAL

    In order to have the benefit of a federal income tax deduction for amounts which may be paid to executive officers pursuant to the Cash Incentive Award Plan, the Board of Directors is asking stockholders to approve the terms of the performance goals as outlined above, which will be used by the Compensation Committee as a basis for specific cash incentive award opportunities for executive officers. In the event stockholders do not approve the terms of the performance goals, the plan would not be implemented with respect to executive officers and the Compensation Committee would consider other methods of providing appropriate compensation to the executive officers.

    Approval of the terms of the performance goals will require the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting, in person or by proxy, and entitled to vote on such approval. Shares of Common Stock for which a proxy is returned, but which are not voted for approval of the performance goals (by voting against the proposal, by abstaining, or because a broker or nominee holding the shares did not vote on such issue), will all have the same effect as voting against the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL OF THE TERMS OF THE PERFORMANCE GOALS UNDER THE CASH INCENTIVE AWARD PLAN.

                                 OTHER BUSINESS

    At the time this proxy statement was printed, management knew of no matters other than the items of business listed in the Notice of Annual Meeting of Stockholders which might be presented for stockholder action at the meeting. If any matters other than such listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.

                            HOLDERS OF COMMON STOCK

FIVE PERCENT BENEFICIAL OWNER

    The Capital Group Companies, Inc. and its wholly-owned subsidiary Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, have filed a Schedule 13G reporting beneficial ownership as of December 31, 1996, of 7,636,000 shares (7.0% of outstanding shares) of Common Stock as to which it has sole dispositive power. No other person is known to L-P to own 5 percent or more of the outstanding Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table summarizes the beneficial ownership of Common Stock of the directors, nominees, and executive officers of L-P:

                                                                                  COMMON STOCK
                                                                               BENEFICIALLY OWNED      APPROXIMATE
                                                                                 AS OF MARCH 13,       PERCENT OF
NAME                                                                                 1997(1)              CLASS
----------------------------------------------------------------------------  ---------------------  ---------------
William C. Brooks...........................................................           1,000                   --
Pierre S. du Pont(3)........................................................          29,000                   --
Archie W. Dunham............................................................           1,000                   --
William R. Flaherty(3)......................................................          58,200                   --
Stephen R. Grant(2).........................................................           1,099                   --
Michael D. Hanna............................................................          12,534                   --
William L. Hebert(2,3)......................................................          41,247                   --
Bonnie Guiton Hill(3).......................................................          36,300                   --
Donald R. Kayser(3).........................................................          71,197                  0.1%
J. Keith Matheney(2,3)......................................................          22,886                   --
Francine I. Neff(3).........................................................          28,334                   --
Lee C. Simpson(3)...........................................................          30,243                   --
Mark A. Suwyn(2,3,4)........................................................         182,549                  0.2%
Charles E. Yeager(3)........................................................          19,400                   --
All current directors and executive officers as a group
 (19 persons)(2,3,4)........................................................         596,038                  0.5%

------------------------

(1) Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2) Includes shares held by the L-P Salaried Employee Stock Ownership Trust and beneficially owned by the following officers: Mr. Grant, 1,099 shares; Mr. Hebert, 7,114 shares; Mr. Matheney, 7,302 shares; and Mr. Suwyn, 1,099 shares; and all current executive officers as a group, 23,759 shares.

(3) Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 13, 1997, as follows: Gov. du Pont, 27,500 shares; Mr. Flaherty, 9,000 shares; Mr. Hebert, 18,000 shares; Ms. Hill, 36,000 shares; Mr. Kayser, 36,000 shares; Mr. Matheney, 10,800 shares; Mrs. Neff, 27,000 shares; Mr. Simpson, 9,000 shares; Mr. Suwyn, 40,000 shares; and Gen. Yeager, 18,000 shares; and all current directors and executive officers as a group, 110,700 shares.

(4) Includes 120,000 shares of unvested restricted stock which Mr. Suwyn has the power to vote.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

    To the stockholders of Louisiana-Pacific Corporation:

    During 1996 and early 1997, there were a number of important developments affecting executive compensation, most of which resulted from the significant changes in L-P's executive management during the past year. On January 2, 1996, the Board of Directors approved the appointment of Mark A. Suwyn as L-P's new Chairman and Chief Executive Officer, following a nationwide executive search that commenced with the resignation of L-P's three top executive officers in July 1995. Since Mr. Suwyn's appointment, L-P has hired five new executive officers, many of whom have filled newly created positions that reflect a change from L-P's former operating division management structure to a functionally organized management structure. These personnel changes have been exciting and challenging for both the board and management, as L-P has sought to attract qualified and talented leadership and to create new organizational structures that enhance responsiveness, accountability, quality, and profitability.

    The major executive compensation decisions during the recruiting process have involved negotiating compensation packages that would attract qualified and talented executives, while providing incentives to accomplish the goals and tasks expected of the new leadership team. Now that a team of executives is largely in place, the major focus of compensation planning is to implement an overall compensation strategy that will provide competitive pay, incentives for performance, and alignment with stockholder interests.

    Compensation decisions affecting newly-recruited executives have necessarily focused upon competitive considerations such as pay for comparable positions at other companies in the industry, as well as particular circumstances affecting the new employees, such as past compensation rates, lost opportunities for incentive compensation with former employers, and transitional expenses. These factors generally have been considered on a case-by-case basis.

    In early January 1996, the Compensation Committee considered and approved the principal terms of an employment agreement with Mark A. Suwyn. The terms of Mr. Suwyn's agreement were intended to be competitive with compensation of comparable chief executive officers, to maintain the level of certain benefits to which he expected to have been entitled if he had remained with his prior employer, and to serve as an incentive for future performance with L-P. Among the elements of Mr. Suwyn's employment agreement are a stipulated base salary, an annual bonus conditioned upon satisfying reasonable annual performance goals established by the Compensation Committee, payment of a one-time bonus intended as a replacement for an amount which otherwise likely would have been payable by his prior employer, awards in agreed amounts of stock options and shares of restricted stock intended to provide Mr. Suwyn with a substantial equity interest in L-P and an incentive to enhance stockholder value, a relocation bonus, and other relocation benefits. The specific terms of the employment agreement are reviewed in greater detail under the caption "Agreements with Executive Officers" below.

    At the 1996 Annual Meeting of Stockholders, L-P's stockholders approved performance goals for Mr. Suwyn under the bonus plan provided for in his employment agreement. In March 1996, the Compensation Committee approved a bonus award (subject to stockholder approval) pursuant to which Mr. Suwyn would receive a bonus of $400,000 if goals related to election of new non-employee directors and executive officers and approval of a new strategic plan were met. In addition, Mr. Suwyn would be entitled to receive up to an additional $100,000 if goals related to the resolution of legal proceedings, implementation of quality management plans, and profitability were satisfied. As a result of the satisfaction of most of these goals, Mr. Suwyn ultimately became entitled to receive a bonus for 1996 totaling $440,000. In future years, Mr. Suwyn will be entitled to bonuses at least equal to 70 percent of his base salary if performance goals established by the Compensation Committee are met.

    Compensation arrangements for other newly hired executive officers have generally reflected the same types of factors discussed above, although the specific terms necessarily varied from individual to individual. Compensation for existing executive officers was generally continued during 1996, without significant new awards of stock options or restricted stock or salary increases beyond normal merit raises.

    During 1996, the Board of Directors, the Compensation Committee, and management began the process of reviewing L-P's overall executive compensation practices; this process ultimately resulted in approval of a new overall compensation strategy in January 1997. As part of the process, L-P retained two outside consulting firms to provide information concerning competitive practices and to make recommendations concerning compensation programs.

    The principal goals of the new compensation strategy are (i) to reinforce L-P's new business organization and direction, (ii) to be sufficiently competitive to attract and retain needed management talent, and (iii) to provide compensation that is performance-based and aligned with stockholder interests yet remains fair, reasonable, and simple. To accomplish these objectives, the Compensation Committee approved a program with four principal elements--base salary, annual cash incentive opportunities, annual stock option grants, and for selected executives, annual performance-contingent awards of stock. In general, it is intended that base salary will be competitive at the median with other forest products companies. In addition, there will be annual opportunities for cash incentive payments based on corporate performance, business unit performance, and individual performance, which generally should permit an executive to receive total cash compensation (if performance goals are met) at above median levels for the forest products industry. Annual stock option grants in an amount based on individual performance will recognize individual achievement while aligning management interests with stockholder interests, reinforcing long-term performance, and facilitating stock ownership. Annual performance-contingent awards of stock will be based upon four-year relative total shareholder return measured against a defined peer group providing selected senior executives with significant incentives to maximize stockholder value and increase their equity participation in L-P.

    The Compensation Committee retains the ability to modify the elements of the program as it gains experience under the new program and to accommodate individual needs. In order to implement the new compensation strategy, the Board of Directors has approved and recommended for adoption by the stockholders a new 1997 Incentive Stock Award Plan and performance goals for annual cash incentive awards described elsewhere in this proxy statement. In addition to the elements of the compensation strategy discussed above, the Compensation Committee and the Board of Directors have approved in concept the establishment of a deferred compensation plan and a supplemental executive retirement plan. The Compensation Committee expects to consider the adoption of specific plans implementing these elements of compensation later in 1997.

    In early 1997, the Compensation Committee established new base salaries for executive officers based upon a review of salaries at 20 other forest products companies (including all of the members of the Standard & Poor's Paper & Forest Products group). This review resulted in a 13 percent increase in base salary for the chief executive officer. Because of individual circumstances, some salaries are below the median salary for comparable positions.

    Other significant compensation decisions during 1996 included the approval of an extraordinary cash bonus for the Senior Vice President, Compliance, recognizing his contribution to the settlement of extremely complex and difficult litigation.

    To the extent consistent with its goal of maintaining a fair and competitive compensation package, the Compensation Committee attempts to structure L-P's executive compensation to be deductible for income tax purposes by complying with applicable tax requirements, including limits on deductibility of certain types of compensation. An example is this year's submission for approval by stockholders of the 1997 Incentive Stock Award Plan and performance goals for use in connection with annual incentive awards.

Respectfully submitted,

William E. Flaherty, Chairman
William S. Brooks
Bonnie Guiton Hill
Charles E. Yeager

PERFORMANCE GRAPH

    The following graph is required to be included in this proxy statement under applicable rules of the Securities and Exchange Commission. The graph compares the total cumulative return to investors, including dividends paid (assuming reinvestment of dividends) and appreciation or depreciation in stock price, from an investment in L-P Common Stock for the period January 1, 1992, through December 31, 1996, to the total cumulative return to investors from the Standard & Poor's 500 Stock Index and the Standard & Poor's Paper and Forest Products Index for the same period. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.

                     [CUMULATIVE RETURN TO INVESTORS GRAPH]

                  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG LOUISIANA-PACIFIC CORPORATION, THE S&P 500 INDEX
                   AND THE S&P PAPER & FOREST PRODUCTS INDEX

             L-P CORP        S&P 500        S&P P&F PRODUCTS
12/91              100            100                 100
12/92              206            108                 114
12/93              287            118                 126
12/94              193            120                 131
12/95              175            165                 145
12/96              156            203                 160

*$100 INVESTED ON 12/31/91 IN STOCK OR INDEX,
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING DECEMBER 31.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                          -----------------------------------------
                                                                                     AWARDS               PAYOUTS
                                                                          ----------------------------  -----------
                                                    ANNUAL COMPENSATION                   NUMBER OF      LONG-TERM
                                                                          RESTRICTED       SHARES        INCENTIVE
                                                   ---------------------     STOCK       UNDERLYING        PLAN         ALL OTHER
    NAME AND PRINCIPAL POSITION          YEAR       SALARY      BONUS       AWARDS     OPTIONS/SARS(1)  PAYOUTS(2)   COMPENSATION(3)
------------------------------------     -----     ---------  ----------  -----------  ---------------  -----------  ---------------
Mark A. Suwyn4                              1996   $ 600,000  $1,040,000   $3,825,000       200,000                     $ 251,438
Chairman and Chief Executive Officer
(CEO)

Donald R. Kayser(5)                         1996   $  75,769                                                            $  59,500
Former Chairman and Chief                   1995   $ 254,615                                 50,000                     $  65,461
Executive Officer (CEO)

Stephen R. Grant                            1996   $ 375,000  $  750,000                                                $  37,500
Senior Vice President, Compliance           1995   $ 156,250                                 30,000

Michael D. Hanna                            1996   $ 163,333  $  145,822                     45,000                     $  10,568
Executive Vice President(6)

J. Keith Matheney                           1996   $ 150,003  $   50,000                                                $  16,339
Vice President,                             1995   $ 125,000  $   10,970                                                $  15,787
Sales and Marketing                         1994   $ 118,336  $   57,382                                 $  80,250      $  12,056

William L. Hebert                           1996   $ 145,000  $   50,000                                                $  15,495
Vice President, Treasurer                   1995   $ 132,780                                                            $  14,245
and Controller                              1994   $ 116,193                                             $ 227,000      $  12,453

------------------------------
(1) Amounts shown in 1995 represent the number of phantom shares awarded pursuant to employment agreements with Messrs. Kayser and Grant. See "Agreements with Executive Officers" below. One-half of the phantom shares represent the right to receive a payment in cash on August 1, 1996, and the other half to receive a cash payment on August 1, 1997, in each case, equal to the excess, if any, of the market value of the Common Stock at the time (based on a 20 trading day average) over $24.625, which was the market price of the Common Stock on July 31, 1995. No payment was required at August 1, 1996.

(2) Amounts shown represent the value (at date of issuance) of shares issued under previously granted restricted stock awards based upon L-P's attainment of performance goals in the years shown. At December 31, 1996, the number of restricted stock performance awards, and the value thereof at such date assuming all shares were vested, held by the named executives subject to the future satisfaction of performance criteria were as follows: Mr. Matheney, 10,000 shares, $211,250.

(3) Amounts shown for 1996 include (i) the annual contribution to L-P's funded employee stock ownership trust ("ESOT") as follows: Mr. Suwyn, $15,000; Mr. Grant, $15,000; Mr. Matheney, $15,000; and Mr. Hebert, $14,500; (ii)
    deferred compensation in connection with L-P's unfunded defined contribution plan for amounts in excess of the maximum permitted ESOT contribution (amounts contributed with respect to L-P's ESOT and unfunded defined contribution plan together equal 10 percent of salary and bonus) as follows:
    Mr. Suwyn, $45,000; and Mr. Grant, $22,500; (iii) premiums for life insurance in excess of group life insurance provided to salaried employees generally, as follows: Mr. Matheney, $1,339; and Mr. Hebert, $995; (iv) profit sharing and other benefits payable to Mr. Hanna under the terms of benefit arrangements provided by his prior employer that were assumed by L-P, $10,568; (v) directors fees and consulting fees paid to Mr. Kayser in the amount of $59,500; and (vi) relocation benefits provided to Mr. Suwyn, $191,438.

(4) Mr. Suwyn's bonus includes $440,000 paid upon satisfaction of performance goals, plus a $600,000 one-time contractual payment intended as a replacement for an amount likely to have been paid by his previous employer. At December 31, 1996, Mr. Suwyn held 150,000 shares of restricted stock with a dollar value of $3,168,750, subject to future vesting or forfeiture. The restricted stock vests as to 30,000 shares on each of January 1, 1997, 1998, and 1999, and the remaining 60,000 shares upon reaching age 62 while employed by L-P, subject to acceleration of vesting as to all shares upon the occurrence of certain specified events during Mr. Suwyn's term of employment, including a Change in Control of L-P. See "Agreements with Executive Officers" below. Dividends are payable on restricted stock at the same time as dividends on unrestricted shares of Common Stock.

(5) Mr. Kayser served as interim chief executive officer of L-P from July 28, 1995, through January 1, 1996, and was employed by L-P until January 29, 1996.

(6) Mr. Hanna became an officer of L-P following L-P's acquisition of his previous employer on May 28, 1996. Amounts shown represent compensation from L-P only.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                             -------------------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF     PERCENT OF TOTAL
                                 SHARES         OPTIONS/SARS                                ASSUMED ANNUAL RATES OF STOCK PRICE
                               UNDERLYING        GRANTED TO      EXERCISE OR                    APPRECIATION FOR OPTION TERM
                              OPTIONS/SARS    EMPLOYEES DURING   BASE PRICE    EXPIRATION   ------------------------------------
NAME                             GRANTED            1996          PER SHARE       DATE       0 PERCENT   5 PERCENT   10 PERCENT
---------------------------  ---------------  -----------------  -----------  ------------  -----------  ----------  -----------
Mark A. Suwyn(1)...........       200,000               47%       $   25.25   January 2006      --       $3,175,918   $8,048,399
Donald R. Kayser...........        --
Stephen R. Grant...........        --
Michael D. Hanna(2)........        45,000               11%       $   17.74      July 2001   $ 141,075   $  400,607   $ 714,573
J. Keith Matheney..........        --
William L. Hebert..........        --

------------------------------

(1) Vests in five equal annual installments beginning on January 1, 1997, subject to acceleration of exercisability upon the occurrence of certain specified events, including a change in control of L-P. See "Agreements with Executive Officers" below.

(2) Vests in three equal installments in January 1997, 1998, and 1999, subject to acceleration in the event of a change in control of L-P.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                OPTIONS/SARS AT DECEMBER     IN-THE-MONEY OPTIONS/SARS
                               SHARES ACQUIRED                          31, 1996               AT DECEMBER 31, 1996
                                 ON EXERCISE        VALUE      ---------------------------  ---------------------------
NAME                             DURING 1996      REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-----------------------------  ---------------  -------------  -----------  --------------  -----------  --------------
Mark A. Suwyn................        --              --            --            200,000        --             --
Donald R. Kayser.............        --              --            36,000         34,000     $  91,260    $     22,815
Stephen R. Grant.............        --              --            --             15,000        --             --
Michael D. Hanna.............        --              --            --             45,000        --        $    152,325
J. Keith Matheney............        --              --            10,800         --         $ 112,266         --
William L. Hebert............        --              --            18,000         --         $ 187,110         --

MANAGEMENT TRANSACTIONS

    During 1996, L-P engaged the consulting firm of Creative Breakthroughs, Inc. ("CBI"), to provide consulting services to L-P and to furnish training in leadership and decision-making skills to L-P employees. During 1996, fees paid to CBI were approximately $3,358,000, including reimbursement of expenses. L-P anticipates that the relationship with CBI will continue during 1997. Karen Lundquist is one of the owners of CBI and, until her election as L-P's Vice President, Manufacturing in January 1997, was an officer of CBI. Ms. Lundquist has terminated her management duties with CBI and is presently attempting to sell her ownership interest in CBI.

    During 1996, L-P acquired Associated Chemists, Inc. ("ACI"). Michael Hanna, president and a shareholder of ACI, who subsequently became Executive Vice President of L-P, received $5,700,000 for his ACI shares; $2,915,000 of such amount is payable on a deferred basis. Mr. Hanna received $69,689 in interest on the deferred balance in 1996. L-P purchased approximately $3,380,000 of products from ACI in the ordinary course of business during 1996 prior to the date ACI was acquired by L-P.

    See "Item 1 -- Election of Directors; Compensation Committee -- Interlocks and Insider Participation" for a description of an additional transaction. See also "Agreements with Executive Officers."

DIRECTORS' COMPENSATION

    Each director of L-P who is not an employee of L-P receives for all services as a director fees at the rate of $20,000 per year, plus $1,750 for each board meeting attended, $1,000 for each committee meeting attended ($1,250 for committee chairpersons) and, for participation in each telephone conference meeting, $750 for a board meeting and $500 for a committee meeting ($750 for committee chairpersons).

    The Board of Directors has adopted an unfunded deferred compensation plan for directors which permits outside directors to elect to defer either all compensation to be received from L-P as a director or only the annual fees. Such deferred compensation earns interest at a rate equal to the 90-day rate paid on certain high-grade commercial paper, adjusted quarterly. Payment of deferred amounts shall be made, at the director's option, in a lump sum or in substantially equal quarterly installments over a 5-year or 10-year period beginning the first quarter after he or she ceases to be a director.

    L-P's 1992 Non-Employee Director Stock Option Plan (the "Director Plan") provides for the automatic granting every five years of options to purchase shares of L-P Common Stock to members of the Board of Directors who are not employees of L-P or any of its subsidiaries. Each option under the Director Plan entitles the holder to purchase 45,000 shares of Common Stock at a price equal to 85 percent of the fair market value (as defined) of a share of L-P Common Stock on the date of grant. Each option becomes exercisable as to 20 percent of the shares covered by the option (i.e., 9,000 shares) on each of the first through fifth anniversaries of the date of grant. Options will become immediately exercisable upon the death of the optionee or upon the occurrence of a change in control (as defined) of L-P. Each option expires ten years after the date of grant, subject to earlier termination if the optionee ceases to be a member of the Board of Directors.

AGREEMENTS WITH EXECUTIVE OFFICERS

    L-P has entered into an employment agreement with Mark A. Suwyn with respect to his employment as L-P's Chairman and Chief Executive Officer. The term of the agreement expires on December 31, 1998, subject to automatic extension annually thereafter unless 90 days' prior notice of intention to terminate is given by either party.

    The agreement provides that Mr. Suwyn's base salary will be a minimum of $600,000, subject to annual review for increase beginning in 1997 by the Board of Directors. The agreement also provides that Mr. Suwyn shall be entitled to an annual bonus, subject to satisfying reasonable annual performance goals established by the Compensation Committee.

    Pursuant to the agreement, in 1996 Mr. Suwyn was paid a replacement bonus and a relocation payment and was awarded stock options and restricted shares in amounts specified in the agreement and reflected in the tables above.

    The agreement also provides for a nonqualified supplemental executive retirement benefit in which Mr. Suwyn is immediately vested to the extent accrued. The annual benefit payable to Mr. Suwyn (calculated as a single life annuity reduced on an actuarial basis for retirement prior to age 62) will be equal to an amount based on Mr. Suwyn's compensation (salary plus annual bonus) for the year during the three consecutive calendar years prior to termination of employment in which he had the highest compensation (including that with his previous employer), with a maximum annual benefit equal to 50 percent of such compensation (less a Social Security offset) and a minimum annual benefit equal to 25 percent of such compensation. The annual benefit so calculated will be reduced by an amount equal to benefits payable to Mr. Suwyn pursuant to L-P's ESOT and the retirement plans maintained by his prior employer. If Mr. Suwyn were to retire on December 31, 1997, the annual supplemental retirement benefit payable by L-P, without any reductions, pursuant to the provisions of the agreement is estimated to be $289,000.

    Mr. Suwyn is entitled to participate in all employee benefit arrangements at a level commensurate with his position.

    In the event Mr. Suwyn's employment is terminated by Mr. Suwyn for Good Reason (as defined) or by L-P for any reason other than disability or Cause (as defined), or if the agreement is not renewed pursuant to notice by L-P, Mr. Suwyn will be entitled to receive an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, plus a pro rata performance bonus for the year of termination and certain continued medical benefits. He will also be entitled to all other amounts and benefits in which he is then or thereby becomes vested, including all of the stock options and restricted shares referred to above.

    If a Change in Control occurs and Mr. Suwyn's employment terminates (including voluntarily by Mr. Suwyn) during the 13-month period following the Change in Control other than for Cause or by death or disability, Mr. Suwyn will be entitled to receive, in addition to all amounts and benefits in which he is vested, an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, together with
(i) a pro rata share of the targeted annual performance bonus for the year in which such termination occurs; (ii) a bonus equal to two times the targeted annual performance bonus, if any, for such year payable in 24 equal monthly installments; (iii) employee welfare benefits substantially similar to those which he was receiving immediately prior to such termination; and (iv) two additional years of service for purposes of his supplemental retirement benefit.

    For purposes of the agreement, a "Change in Control" of L-P includes: certain extraordinary corporate transactions pursuant to which less than a majority of the combined voting power in L-P remains in the hands of the holders immediately prior to such transactions, a person or group (other than certain persons related to L-P) becoming the beneficial owner of 25 percent or more of the combined voting power in L-P, or, with certain exceptions, the existing directors of L-P ceasing to constitute a majority of the Board of Directors. "Cause" includes continuing to fail to devote substantially all one's business time to L-P's business and affairs, engaging in certain activities competitive with L-P, or the commission of specified wrongful acts. "Good Reason" includes failure to maintain Mr. Suwyn as Chairman and Chief Executive Officer, a reduction in base salary or the termination or reduction of any employee benefits, certain extraordinary corporate transactions, certain relocations of Mr. Suwyn's place of work, or any material breach of the agreement by L-P.

    If any payment under the agreement is determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Internal Revenue Code, Mr. Suwyn will be entitled to reimbursement for such taxes on an after-tax basis.

    In connection with his employment as L-P's interim Chairman and Chief Executive Officer, Donald R. Kayser entered into an employment agreement with L-P providing for an annual base salary of $600,000, together with customary employee benefits and a housing allowance of $2,500 per month. Mr. Kayser's employment under the agreement terminated on January 29, 1996. Beginning January 30, 1996, L-P engaged Mr. Kayser to provide consulting services as requested by Mr. Suwyn for a period of three months, including advice on transitional issues. As compensation for his services, Mr. Kayser received $22,500, plus $1,500 for each day in excess of 15 days per month that he was required to provide services pursuant to the agreement.

    In connection with his employment as Senior Vice President, Compliance on August 1, 1995, Stephen R. Grant entered into an employment agreement with L-P providing for an annual base salary of $375,000, together with customary employee benefits and a monthly $2,500 housing allowance. Mr. Grant's term of employment will expire on the date that L-P's chief executive officer either no longer requires his services or establishes a permanent position with L-P acceptable to Mr. Grant.

    Each of the employment agreements with Messrs. Kayser and Grant also provided for an award of phantom shares as reflected in the Summary Compensation Table above.

    In connection with L-P's acquisition of Mr. Hanna's former employer in May 1996, L-P agreed to assume ACI's contractual obligation to Mr. Hanna, including maintaining his salary and bonus, for a period of three years. Under Mr. Hanna's agreement with ACI, he is entitled to two years' notice of termination of employment, other than for cause.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered for inclusion in the proxy statement and proxy for the 1998 Annual Meeting of Stockholders of L-P must be received by L-P no later than November 24, 1997.

    L-P's bylaws permit business in addition to that included in its proxy materials to be presented at an Annual Meeting of Stockholders by a stockholder of record, provided that such stockholder gives written notice thereof to the Chairman in the manner and within the time periods described under "Item 1 -- Election of Directors; Nominating Committee; Nominations for Director" above with respect to nominations for director. Such notice must include, as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business and the reason for presenting it, the name and address of the stockholder as they appear on L-P's stock ledger, a representation that the stockholder is a record holder and intends to appear at the meeting in person or by proxy to propose such business, and any material interest of the stockholder in such business. The meeting chairman shall, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, whereupon such business shall not be transacted.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange by L-P's officers, directors, and certain other "reporting persons." Based solely upon a review of copies of Section 16 reports filed by L-P's reporting persons and written representations by such persons, to L-P's knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC's rules governing proxy statement disclosures.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to examine the financial statements of L-P for 1997. L-P expects representatives of Arthur Andersen LLP to be present at the annual meeting and to be available to respond to appropriate questions from stockholders. The accountants will have the opportunity to make a statement at the annual meeting if they desire to do so.

                                    GENERAL

    The cost of soliciting proxies will be borne by L-P. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of L-P, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, telegraph, or cable.

    L-P will request brokers, dealers, banks, voting trustees, and their nominees, who hold Common Stock of record, to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material. L-P has retained D.F. King & Co., Inc., to assist in such solicitation for an estimated fee of $9,500 plus reimbursement for certain expenses.

                                   EXHIBIT A
                         LOUISIANA-PACIFIC CORPORATION
                        1997 INCENTIVE STOCK AWARD PLAN
                      ARTICLE 1. ESTABLISHMENT AND PURPOSE

    1.1 ESTABLISHMENT. LOUISIANA-PACIFIC CORPORATION ("Corporation"), hereby establishes the Louisiana-Pacific Corporation 1997 Incentive Stock Award Plan (the "Plan"), effective as of March 1, 1997, subject to stockholder approval as provided in Article 15.

    1.2 PURPOSE. The purpose of the Plan is to promote the long-term interests of Corporation and its stockholders by enabling Corporation to attract, retain, and reward key employees of Corporation and its subsidiaries and to strengthen the mutuality of interests between such employees and Corporation's stockholders. The Plan is designed to serve this purpose by offering stock options and other equity-based incentive awards and encourage key employees to acquire an ownership in Corporation.

                             ARTICLE 2. DEFINITIONS

    2.1 DEFINED TERMS.  The following definitions are applicable to the Plan:

        "AWARD" means an award or grant made to a Participant pursuant to the Plan.

        "AWARD AGREEMENT" means an agreement as described in Section 6.2 of the Plan.

        "BOARD"  means the Board of Directors of Corporation.

        "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with rules, regulations, and interpretations promulgated thereunder. Where the context so requires, any reference to a particular Code section will be construed to refer to the successor provision to such Code section.

        "COMMITTEE"  means the Compensation Committee of the Board.

        "COMMON STOCK" means the common stock, $1 par value, of Corporation or any security of Corporation issued in substitution, exchange, or lieu thereof.

        "CORPORATION" means Louisiana-Pacific Corporation, a Delaware corporation, or any successor corporation thereto.

        "EXCHANGE ACT"  means the Securities Exchange Act of 1934.

        "FAIR MARKET VALUE" means on any given date, the closing price per share of Common Stock as reported for such day by the principal exchange or trading market on which Common Stock is traded (as determined by the Committee) or, if Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded. If the Common Stock is not listed on a stock exchange or if trading activities for Common Stock are not reported, the Fair Market Value will be determined by the Committee.

        "PARTICIPANT" means an employee of Corporation or a Subsidiary who is granted an Award under the Plan.

        "PLAN" means this Louisiana-Pacific Corporation 1997 Incentive Stock Award Plan, as set forth herein and as it may be hereafter amended and from time to time.

        "SHARE"  means a share of Common Stock.

        "SUBSIDIARY" means any corporation in which Corporation directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

        "VEST" or "VESTED" means:

        (a) In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all restrictions;

        (b) In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all restrictions;

        (c) In the case of an Award that is required to be earned by attaining specified performance goals, to be or to become earned and nonforfeitable, freely transferable, and free of all restrictions; or

        (d) In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, exercise, or option, to be or to become immediately payable and free of all restrictions.

                           ARTICLE 3. ADMINISTRATION

    3.1 GENERAL. The Plan will be administered by the Committee. The Committee will have full power and authority to administer the Plan in its sole discretion. A majority of the members of the Committee will constitute a quorum and action approved by a majority will be the act of the Committee.

    3.2 AUTHORITY OF THE COMMITTEE.  Subject to the terms of the Plan, the
Committee:

        (a) Will select the Participants, determine the types of Awards to be granted to Participants, determine the shares or share units subject to Awards, and determine the terms and conditions of individual Award Agreements;

        (b) Has the authority to interpret the Plan, to establish, amend, and revoke any rules and regulations relating to the Plan, to make all other determinations necessary or advisable for the administration of the Plan; and

        (c) May correct any deficit, supply any omission, or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems desirable to carry out the purposes of the Plan.

Decisions of the Committee, or any delegate as permitted by the Plan, will be final, conclusive, and binding on all Participants.

    3.3 LIABILITY OF COMMITTEE MEMBERS. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Participant.

         ARTICLE 4. DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN

    4.1 DURATION OF THE PLAN. The Plan is effective March 1, 1997, subject to approval by Corporation's stockholders as provided in Article 15. The Plan will remain in effect until Awards have been granted covering all the available Shares and all outstanding Awards have been exercised, settled, or terminated in accordance with the terms of the applicable Award Agreement, or the Plan is otherwise terminated by the Board. Termination of the Plan will not affect outstanding Awards.

    4.2 OTHER STOCK PLANS. The Plan is separate from the following existing plans (the "Prior Plans"):

        Louisiana-Pacific Corporation 1991 Employee Stock Option Plan;

        Louisiana-Pacific Corporation 1984 Employee Stock Option Plan; and

        Louisiana-Pacific Corporation Key Employee Restricted Stock Plan.

The Plan will neither affect the operation of the Prior Plans nor be affected by the Prior Plans, except that no further stock options or restricted stock awards will be granted under any of the Prior Plans after the date the Plan is approved by Corporation's stockholders as described in Article 15.

    4.3 GENERAL LIMITATION ON AWARDS. Subject to adjustment pursuant to Article 12 of the Plan, the maximum number of Shares for which Awards may be granted under the Plan may not exceed 5,000,000 Shares.

    4.4 CANCELLATION OR EXPIRATION OF AWARDS. If an Award under the Plan is canceled or expires for any reason prior to having been fully vested or exercised by a Participant or is settled in cash in lieu of Shares or is exchanged for other Awards, all Shares covered by such Awards will again become available for additional Awards under the Plan.

                             ARTICLE 5. ELIGIBILITY

    Officers and other key employees of Corporation and its Subsidiaries (including employees who may also be directors of Corporation or a Subsidiary) who, in the Committee's judgment, are or will be contributors to the long-term success of Corporation will be eligible to receive Awards under the Plan.

                               ARTICLE 6. AWARDS

    6.1 TYPES OF AWARDS. Awards under the Plan may consist of: stock options (either incentive stock options, within the meaning of Section 422 of the Code, or nonstatutory stock options), stock appreciation rights, performance shares, restricted stock grants, and other stock-based awards (as described in Article 11 of the Plan). Awards of performance shares and restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting.

    6.2 AWARD AGREEMENTS. Each Award will be evidenced by a written Award Agreement between Corporation and the Participant. Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee. Any Award Agreement may make provision for any matter that is within the discretion of the Committee or may retain the Committee's discretion to approve or authorize any action with respect to the Award during the term of the Award Agreement.

    6.3 NONUNIFORM DETERMINATIONS. The Committee's determinations under the Plan or under one or more Award Agreements, including without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

    6.4 PROVISIONS GOVERNING ALL AWARDS. All Awards will be subject to the following provisions:

        (a) TRANSFERABILITY. Except as otherwise provided in this Section 6.4(a), each Award (but not Shares issued following Vesting or exercise of an Award) will not be transferable other than by will or the laws of descent and distribution and Awards requiring exercise will be exercisable during the lifetime of the Participant only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant's guardian or legal representative. Notwithstanding the foregoing, the Committee, in its discretion, may include in any Award Agreement a provision that the Award is transferable, without payment of consideration, to immediate family members of the Participant or to a trust for the benefit of or a partnership composed solely of such family members.

        (b) EMPLOYMENT RIGHTS. Neither the adoption of the Plan nor the granting of any Award will confer on any person the right to continued employment with Corporation or any Subsidiary, nor will it interfere in any way with the right of Corporation or a Subsidiary to terminate such person's employment at any time for any reason, with or without cause.

        (c) EFFECT OF CHANGE IN CONTROL. The Committee may, in its discretion, include in any Award Agreement a provision that upon the effective date of a change in control of Corporation (as that term may be defined in the Award Agreement), all or a specified portion of the Award (i) will become fully Vested, (ii) will terminate, or (iii) may be converted into shares of an acquiror. In any such change in control provision, the Committee may provide whether or to what extent such acceleration in the Vesting of an Award will be conditioned to avoid resulting in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

                            ARTICLE 7. STOCK OPTIONS

    The option price for each stock option may not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant. Stock options will be exercisable for such period as specified by the Committee in the applicable Award Agreement, but in no event may options be exercisable for a period of more than ten years after their date of grant. The option price of each Share as to which a stock option is exercised must be paid in full at the time of exercise. The Committee may, in its discretion, provide in any Award Agreement for a stock option that payment of the option price may be made in cash, by tender of Shares owned by the Participant valued at Fair Market Value as of the date of exercise, subject to such guidelines for the tender of Shares as the Committee may establish, in such other consideration as the Committee deems appropriate, or a combination of cash, shares of Common Stock, and such other consideration. The number of Shares subject to options and stock appreciation rights granted under the Plan to any individual Participant during any one-year period may not exceed 300,000 Shares.

    In the case of an Option designated as an incentive stock option, the terms of the option and the Award Agreement must conform with the statutory and regulatory requirements specified pursuant to Section 422 of the Code, as in effect on the date such incentive stock option is granted.

    The Committee may, in its discretion, include in an Award Agreement for any option a provision that in the event previously acquired Shares are surrendered by a Participant in payment of all or a portion of either (a) the option exercise price or (b) the Participant's federal, state, or local tax withholding obligation with respect to such exercise, the Participant will automatically be granted a replacement or reload option (with an option price equal to the Fair Market Value of a Share on the date of such exercise) for a number of Shares equal to all or a portion of the number of Shares surrendered. Such replacement option will be subject to such terms and conditions as the Committee determines.

                      ARTICLE 8. STOCK APPRECIATION RIGHTS

    Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem or in addition to a stock option may be granted either at the same time as the stock option or at a later time. No stock appreciation right may be exercisable earlier than six months after grant, except in the event of the Participant's death or disability. A stock appreciation right will entitle the Participant to receive from Corporation an amount equal to the increase in the Fair Market Value of a Share on the exercise of the stock appreciation right over the grant price. The Committee may determine in its discretion whether the stock appreciation right may be settled in cash, shares, or a combination of cash and shares.

                         ARTICLE 9. PERFORMANCE SHARES

    9.1 GENERAL. Performance shares may be granted in the form of actual Shares or Share units having a value equal to Shares. An Award of performance shares will be granted to a Participant subject to such terms and conditions set forth in the Award Agreement as the Committee deems appropriate, including, without limitation, the condition that the performance shares or a portion thereof will Vest only in the event specified performance goals are met within a specified performance period, as set forth in the Award Agreement. An Award Agreement for a performance share Award may also, in addition to specifying performance goals, condition Vesting of such Award on continued employment for a period specified in the Award Agreement. In the event that a stock certificate is issued in respect of performance shares, the certificate will be registered in the name of the Participant but will be held by Corporation until the time the performance shares become Vested. The performance conditions and the length of the performance period will be determined by the Committee. The Committee may, in its discretion, reduce or eliminate the Vesting of performance shares if, in the Committee's judgment, it determines that the Vesting of the performance share Award is not appropriate given actual performance over the applicable performance period. The maximum number of Shares issuable to any individual Participant with respect to performance share Awards in any one-year period may not exceed 100,000 Shares. The Committee, in its sole discretion, may provide in an Award Agreement whether performance shares granted in the form of share units will be paid in cash, shares, or a combination of cash and shares.

    9.2 PERFORMANCE GOALS FOR EXECUTIVE OFFICERS. The performance goals for performance share awards granted to executive officers of Corporation may relate to corporate performance, business unit performance, or a combination of both.

    Corporate performance goals will be based on financial performance goals related to the performance of Corporation as a whole and may include one or more measures related to earnings, profitability, efficiency, or return to stockholders such as earnings per share, operating profit, stock price, costs of production, or other measures.

    Business unit performance goals will be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a Participant has responsibility. Strategic goals for a business unit may include one or a combination of objective factors relating to success in implementing strategic plans or initiatives, introductory products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more objective measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures.

    Any corporate or business unit goals may be expressed as absolute amounts or as ratios or percentages. Success may be measured against various standards, including budget targets, improvement over prior periods, and performance relative to other companies, business units, or industry groups.

                          ARTICLE 10. RESTRICTED STOCK

    Restricted stock may be granted in the form of actual Shares or Share units having a value equal to Shares. A restricted stock Award will be subject to such terms and conditions set forth in the Award Agreement as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer, or other disposition of such restricted stock and provisions that such restricted stock or stock units be forfeited upon termination of the Participant's employment for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement. The Award Agreement for a restricted stock Award may also, in addition to conditioning Vesting of the Award on continued employment, further condition Vesting on attainment of performance goals. In the event that a stock certificate is issued in respect of restricted stock, such certificate will be registered in the name of the Participant but will be held by the Corporation until the end of the restricted period. The employment conditions and the length of the period for vesting of restricted stock will be established by the Committee at the time of grant and set forth in the Award Agreement. The Committee, in its sole discretion, may provide in an Award Agreement whether restricted stock granted in the form of Share units will be paid in cash, Shares, or a combination of cash and Shares. The aggregate number of shares or share units that may be subject to restricted stock Awards may not exceed 1,000,000 Shares.

              ARTICLE 11. OTHER STOCK-BASED AND COMBINATION AWARDS

    The Committee may grant other Awards under the Plan pursuant to which Shares are or may in the future be acquired, or Awards denominated in or measured by Share equivalent units, including Awards valued using measures other than the market value of Shares. For such other stock-based awards that are granted to executive officers of Corporation and that condition Vesting of such Awards, in whole or in part, on attaining performance goals, such Awards will be subject to the same limitations on types of performance goals and the same limitation on the maximum number of Shares issuable to any individual Participant as provided in Article 9 of the Plan. The Committee may also grant Awards under the Plan in tandem or combination with other Awards or in exchange for Awards, or in tandem or combination with, or as alternatives to, grants or rights under any other employee plan of Corporation.

             ARTICLE 12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    In the event of any change in capitalization affecting the Common Stock of Corporation, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, spinoff, combination or exchange of shares, or other form of reorganization, or corporate change, or any distribution with respect to Common Stock other than regular cash dividends, the Committee may make such substitution or adjustment, if any, that it deems to be equitable as to the number and kind of Shares or other securities issued or reserved for issuance pursuant to the Plan, to the limits on Awards to Participants, and to outstanding Awards.

                     ARTICLE 13. AMENDMENT AND TERMINATION

    The Board may amend, suspend, or terminate the Plan or any portion of the Plan at any time, provided no amendment may be made without stockholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange.

                           ARTICLE 14. MISCELLANEOUS

    14.1 TAX WITHHOLDING. Corporation will have the right to deduct from any settlement of any Award under the Plan, including the delivery or vesting of Shares, any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of Corporation to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan must make arrangements satisfactory to Corporation for the satisfaction of any such withholding tax obligations. Corporation will not be required to make any such payment or distribution under the Plan until such obligations are satisfied. The Committee, in its discretion, may permit a Participant to satisfy the Participant's federal, state, or local tax, or tax withholding obligations with respect to an Award by having Corporation retain the number of Shares having a Fair Market Value equal to the amount of taxes or withholding taxes.

    14.2 SECURITIES LAW RESTRICTIONS. No Shares will be issued under the Plan unless counsel for Corporation is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Shares delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the

Common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

    14.3 GOVERNING LAW. Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder will be governed by and construed in accordance with the laws of the state of Oregon.

                        ARTICLE 15. STOCKHOLDER APPROVAL

    The adoption of the Plan and the grant of Awards under the Plan are expressly subject to the approval of the Plan by the affirmative vote of at least a majority of the stockholders of Corporation present, or represented by proxy, and entitled to vote at Corporation's 1997 annual meeting of stockholders.

PROXY

                          LOUISIANA-PACIFIC CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          FOR ANNUAL MEETING MAY 5, 1997

The undersigned hereby constitutes and appoints Pierre S. duPont, William E. Flaherty, and Donald R. Kayser, and each of them, his true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation ("L-P"), which the undersigned may be entitled to vote at the Annual Meeting of L-P stockholders to be held May 5, 1997, or at any adjournment thereof.


Nominees for Election as Directors:

Archie W. Dunham, Bonnie Guiton Hill, Mark A. Suwyn

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. BY SIGNING ON THE REVERSE, YOU ACKNOWLEDGE RECEIPT OF THE 1997 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND ACCOMPANYING PROXY STATEMENT AND REVOKE ALL PROXIES HERETOFORE GIVEN BY YOU TO VOTE AT SAID MEETING OR ANY ADJOURNMENT THEREOF.

                                                               SEE REVERSE SIDE

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            DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET

                               ADMISSION TICKET
Louisiana LOGO


               SIX STRATEGIES FOR ACHIEVING QUALITY GROWTH

                          Put the Customer First
                Accelerate Product and System Innovation
          Improve Financial Performance of Existing Businesses
       Acquire and Grow Complementary Building Products Businesses
          Focus on Continuous Improvement/Empowering Our People
             Provide Environmental and Community Leadership

                                                       --Mark A. Suwyn
                                                         Chairman and CEO

                                                                         9319
/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, and FOR proposals 2 and 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

                                  FOR                      WITHHELD
1. Election of
   Directors                      / /                         / /
   (see reverse)

FOR all nominees except as marked to the contrary below:

--------------------------------------------------------

                                  FOR       AGAINST        ABSTAIN
2. Approval of 1997 Incentive
   Stock Award Plan.              / /         / /            / /

3. Approval of performance
   goals for annual cash          / /         / /            / /
   incentive awards.

If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

I/we plan to attend the Annual Meeting       / /
(Admission Ticket attached)

SIGNATURE(S) ________________________________________  DATE ___________________

NOTE: Please sign exactly as your name appears hereon. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

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            DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET

Louisiana LOGO

                                              Annual Meeting of Stockholders
                                                    ADMISSION TICKET

The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 9:30 a.m. on May 5, 1997, at The Benson Hotel, 309 S.W. Broadway, Portland, Oregon 97204. Public transportation to the hotel is available from the airport, and there is ample public parking in the vicinity of the hotel.

Your voted proxy card should be detached and returned as soon as possible in the enclosed postpaid envelope. If you plan to attend the Annual Meeting, please mark the attendance box on the proxy card, and retain this Admission Ticket. The use of admission tickets expedites registration of shareholders at the Annual Meeting and is helpful to us in making arrangements for the meeting.

On May 5, 1997, please present this Admission Ticket to the Louisiana-Pacific representative at the entrance to the Annual Meeting.


                                                          --Anton C. Kirchhof
                                                            General Counsel and
                                                            Secretary